Exhibit 99.1

FOR IMMEDIATE RELEASE

Steel Connect Updates Status of Financial Statement Audit and

Reports Unaudited Financial Results for the Fourth Quarter and Fiscal Year 2018

Company announces executive leadership changes; Warren Lichtenstein to Become Interim CEO of Steel Connect Upon Filing its Annual Report on Form 10-K; John Whitenack appointed CEO of ModusLink Corporation

Fiscal 2018 Financial Highlights (all amounts unaudited)

•	Net revenue of $645.3 million increased by 47.8% versus fiscal year 2017
•	Gross margin of 15.7% improved by 740 basis points versus fiscal year 2017
•	Net income of $36.7 million represented a $62.5 million improvement versus fiscal year 2017
•	Adjusted EBITDA of $36.0 million increased by $42.9 million versus fiscal year 2017
•	Acquisition of market leader IWCO Direct, Inc. in December 2017 strengthens overall financial position

WALTHAM, Mass. (November 1, 2018) – Steel Connect, Inc. (the “Company”) (NASDAQ: STCN), today announced unaudited financial results for its fiscal 2018 fourth quarter and the year ended July 31, 2018. The Company has not yet filed its Annual Report on Form 10-K for the year ended July 31, 2018 due to delays in finalizing its Accrued Pricing liability, which has remained unadjusted since the fiscal period ending July 31, 2015. This delay relates to a non-cash liability of $18.9 million, which, if reversed, may cause a restatement of prior period earnings as an increase to other income.  Questions regarding this matter, as well as certain other items, have delayed the completion of the audit of the Company’s consolidated financial statements for the fiscal period ended July 31, 2018. The Company is continuing to work with its auditors to resolve these matters and finalize the audit. As a result of this delay, the financial information included herein is unaudited and is subject to change and adjustments, and there can be no assurances that changes will not be made as the audit process is completed.

Executive Changes

The Company announced today that upon the filing of the Company’s Annual Report on Form 10-K, Warren Lichtenstein, Executive Chairman of Steel Connect, will become Interim Chief Executive Officer (“CEO”) of Steel Connect, replacing James (“Jim”) R. Henderson, who will be leaving to pursue other business ventures. The Company further disclosed that effective today, John Whitenack, previously Chief Operating Officer of ModusLink Corporation, has been appointed CEO of ModusLink Corporation, replacing Jim.

Executive Commentary

Warren Lichtenstein stated, “Fiscal 2018 was an important year for our Company, marked by the acquisition of IWCO Direct and the continued transformation of ModusLink’s operations and customer value proposition. Together, we have two market-leading companies, each expected to deliver better results in the coming fiscal year. This will be supported by leveraging the resources of the Steel Business System, which incorporate the use of lean manufacturing initiatives, capital allocation policies, employee engagement and empowerment tools, and the overall focus on operational excellence to improve profitability. In addition to driving efficiencies and bottom-line performance, we see opportunities to leverage the SteelGrow talent program to foster employee retention, recruitment and development as we enhance our overall business.”

Mr. Lichtenstein continued, “I would like to thank Jim for his contributions over the past two and a half years as CEO of both Steel Connect and ModusLink Corporation. In particular, he was instrumental in leading ModusLink’s turnaround and leaves us in a stronger position. He is moving on to pursue other opportunities and we believe that now is the right time to execute this transition, especially with John onboard. John is not only a proven operator, he is also a proven leader, having served as President and CEO of various successful enterprises throughout his career, including Lucas-Milhaupt, a subsidiary of Steel Partners Holdings. Both of our subsidiaries have strong leadership teams and I look forward to working with them more closely as we unlock value for shareholders, while enhancing relationships with our customers, worldwide.”

Fourth Quarter Unaudited Financial Results Summary

Net Revenue

The Company reported net revenue of $202.2 million for the fourth quarter ended July 31, 2018, as compared to $99.8 million for the same period in the prior year, an increase of $102.5 million or 102.7%. The year-over-year improvement was driven primarily by an increase in revenue associated with the acquisition of IWCO Direct, offset by anticipated declines in the Supply Chain business due to planned client exits and end of life programs, primarily in the consumer electronics and computing industries.

Gross Margin

Gross margin for the fourth quarter ended July 31, 2018 was 18.5%, as compared to 7.3% for the same period in the prior year, an improvement of 1,120 basis points. This improvement was primarily due to the acquisition of IWCO Direct and higher gross margins in the Company’s Asia and EMEA Supply Chain operations, offset by lower gross margins in other geographic areas.

Operating Expenses

Total operating expenses for the fourth quarter ended July 31, 2018 were $37.5 million, as compared to $14.7 million in the same period in the prior year, an increase of $22.8 million. Selling, general and administrative (“SG&A”) expenses for the fourth quarter ended July 31, 2018 were $29.1 million, as compared to $14.6 million for the quarter ended July 31, 2017, an increase of $14.5 million. This increase was primarily due to additional SG&A costs associated with IWCO Direct, and a $1.0 million increase in share-based compensation expense during the current year quarter, partially offset by a $2.6 million year-over-year reduction in SG&A expenses associated with the Supply Chain business. The current year operating expenses also include $8.2 million in amortization of intangible assets associated with the IWCO Direct acquisition.

Operating Income (Loss)

The Company reported an operating loss of $(0.2) million for the quarter ended July 31, 2018, as compared to an operating loss of $(7.4) million for the same period in the prior year. The $7.2 million year-over-year improvement was primarily related to the acquisition of IWCO Direct, as well as improvement in year-over-year gross profit of the Supply Chain business.

Net Income (Loss)

The Company reported a net loss attributable to common stockholders of $(8.1) million for the quarter ended July 31, 2018, as compared to a net loss of $(9.3) million in the same period in the prior year. The improvement in net loss was primarily due to the IWCO Direct acquisition and year-over-year improvement in the operating income of the Supply Chain business.

The Company reported a basic and diluted net loss per share attributable to common stockholders of $(0.13) for the three months ended July 31, 2018. This compares to a basic and diluted net loss per share attributable to common stockholders of $(0.17) in the same period in the prior year.

EBITDA and Adjusted EBITDA

For the three months ended July 31, 2018, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $16.9 million, as compared to negative EBITDA of $(5.0) million for the same period in the prior year, a year-over-year improvement of $21.9 million. The Company reported Adjusted EBITDA of $15.5 million for the three months ended July 31, 2018, as compared to negative Adjusted EBITDA of $(5.1) million in the same period in the prior year, an increase of $20.6 million.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Fiscal 2018 Twelve Months Unaudited Financial Results Summary

Net Revenue

The Company reported net revenue of $645.3 million for the twelve months ended July 31, 2018, as compared to $436.6 million for the same period in the prior year, an increase of $208.6 million or 47.8%. The year-over-year improvement was primarily driven by an increase in revenue associated with the acquisition of IWCO Direct, offset by lower revenue in the Company’s Supply Chain business, due to planned client exits as anticipated.

Gross Margin

Gross margin for the twelve months ended July 31, 2018 was 15.7%, as compared to 8.3% for the same period in the prior year, an improvement of 740 basis points. This improvement was driven primarily by the acquisition of IWCO Direct, which was negatively impacted by a $7.2 million non-cash charge related to a fair value step-up to work-in process inventory, partially offset by a reduction in revenues and related costs in the Americas, Asia and Europe. Gross margins also improved year-over-year in the Company’s Supply Chain business in Asia and in the e-Business segment, despite lower revenue volumes as a result of ongoing process enhancements.

Operating Expenses

Total operating expenses for the twelve months ended July 31, 2018 were $109.6 million, as compared to $56.1 million for the same period in the prior year, an increase of $53.4 million. Selling, general and administrative (“SG&A”) expenses for the twelve months ended July 31, 2018 were $101.7 million, as compared to $54.2 million in the same period in the prior year, an increase of $47.5 million. Excluding the Direct Marketing segment, SG&A expenses for all the other operating segments during the twelve months ended July 31, 2018 decreased by $5.6 million compared to the same period in the prior year. Corporate-level activity expenses of $19.7 million increased by $14.8 million year-over-year, primarily due to higher professional fees associated with the acquisition of IWCO Direct ($2.2 million) and higher share-based compensation expense ($10.8 million), which are recorded as part of Corporate-level activity. The intangible asset amortization of $20.3 million during the twelve months ended July 31, 2018, relates to amortizable intangible assets acquired by the Company in connection with its acquisition of IWCO Direct, and was partially offset by a $12.7 million gain on the sale of property recorded in fiscal 2018.

Operating Income (Loss)

The Company reported an operating loss of $(8.3) million for the twelve months ended July 31, 2018, as compared to an operating loss of $(19.8) million for the same period in the prior year, an improvement of $11.5 million.

Net Income (Loss)

The Company reported net income attributable to common stockholders of $35.4 million for the twelve months ended July 31, 2018, as compared to a net loss attributable to common stockholders of $(25.8) million for the same period in the prior year. The biggest factor contributing to the year-over-year increase was an income tax benefit of $71.2 million recorded in fiscal 2018 and related primarily to the reduction of the Company’s valuation allowance associated with the IWCO Direct acquisition. This compared to an income tax expense of $2.7 million during the prior year ended July 31, 2017.

The Company reported a basic net earnings per share and diluted net earnings per share attributable to common stockholders of $0.60 and $0.53, respectively, for the twelve months ended July 31, 2018, as compared to a basic and diluted net loss per share attributable to common stockholders of $(0.47) for the same period in the prior year.

EBITDA and Adjusted EBITDA

For the twelve months ended July 31, 2018, the Company reported EBITDA of $31.8 million, as compared to negative EBITDA of $(7.1) million for the same period in the prior year, a year-over-year increase of $38.9 million. The Company reported Adjusted EBITDA of $36.0 million for the twelve months ended July 31, 2018, as compared to negative Adjusted EBITDA of $(6.9) million for the same period in the prior year, an increase of $42.9 million.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Balance Sheet Update

As of July 31, 2018, Steel Connect had available cash and cash equivalents of $92.1 million, as compared to $122.6 million of available cash and cash equivalents and trading securities as of July 31, 2017.

Mr. Lichtenstein added, “Our financial position is expected to improve considerably in fiscal 2019 as we will have a full year of IWCO Direct’s results, and anticipated improvements in ModusLink’s operations. Our balance sheet is also expected to improve and we have access to capital to meet all working capital requirements, and to explore opportunities that will enhance shareholder value. This may include additional acquisitions or other investments, and our NOL’s of approximately $2.0 billion is an asset we intend to leverage further.”

Acquisition of IWCO Direct

On December 15, 2017, the Company completed its acquisition of IWCO Direct for total consideration of approximately $469.2 million, net of purchase price adjustments. The Company financed the IWCO Direct acquisition through a combination of cash on hand and proceeds from a $393.0 million term loan from Cerberus Business Finance, LLC, net of $2.5 million received from escrow for working capital claims.

About Steel Connect, Inc.

Steel Connect, Inc. is a publicly-traded diversified holding company (Nasdaq Global Select Market symbol “STCN”) with two wholly-owned subsidiaries ModusLink Corporation and IWCO Direct that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury, and connected devices. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. It is the largest direct mail production provider in North America, with a full range of services including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

For details on ModusLink Corporation’s solutions visit www.moduslink.com, read the company’s blog for supply chain professionals, and follow on LinkedIn, Twitter, Facebook, and YouTube.

For details on IWCO Direct visit www.iwco.com, read the company’s blog, “SpeakingDIRECT,” or follow on LinkedIn or Twitter.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation, and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and restatement costs, strategic consulting and other professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, gain on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, and (gains) losses on investments in affiliates and impairments.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Steel Connect, ModusLink and IWCO Direct are registered trademarks of Steel Connect, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements & Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company’s ability to repay indebtedness including without limitation the Convertible Senior Notes coming due in March 2019; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; the Company’s inability to finalize the completion of its audit of its consolidated financial statements for the year ended July 31, 2018; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings are available on the Company’s Investor Relations website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The information provided herein includes certain non-GAAP financial measures. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company. The non-GAAP EBITDA financial measures used by the Company are intended to provide an enhanced understanding of our underlying operational measures to manage the Company’s business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Investor Relations Contact:

Glenn Wiener, GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com

-- Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	July 31,
	2018	2017
	(unaudited)
Assets:
Cash and cash equivalents	$92,138	$110,670
Trading securities	—	11,898
Accounts receivable, net	99,254	81,450
Inventories, net	47,786	34,369
Funds held for clients	11,688	13,454
Prepaid and other current assets	12,664	6,005
Total current assets	263,530	257,846
Property and equipment, net	106,632	18,555
Goodwill	255,103	—
Other intangible assets, net	192,964	—
Other assets	8,821	4,897
Total assets	$827,050	$281,298

Liabilities:
Accounts payable	$78,212	$71,476
Accrued restructuring	96	186
Accrued expenses	88,330	37,898
Funds held for clients	11,688	13,454
Current portion of long-term debt	5,727	—
Other current liabilities	42,029	26,141
Notes payable	64,530	—
Total current liabilities	290,612	149,155
Notes payable	—	59,758
Long-term debt, excluding current portion	383,111	—
Other long-term liabilities	10,507	9,414
Total liabilities	684,230	218,327

Contingently redeemable preferred stock	35,192	—
Stockholders' equity	107,628	62,971

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$827,050	$281,298

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	(unaudited)
	Three Months Ended July 31,			Twelve Months Ended July 31,
	2018	2017	Fav (Unfav)	2018	2017	Fav (Unfav)
				(unaudited)
Net revenue	$202,236	$99,777	102.7%	$645,258	$436,620	47.8%
Cost of revenue	164,879	92,485	(78.3%)	543,999	400,255	(35.9%)
Gross profit	37,357	7,292	412.3%	101,259	36,365	178.5%
	18.5%	7.3%	11.2%	15.7%	8.3%	7.4%
Operating expenses:
Selling, general and administrative	29,143	14,598	(99.6%)	101,701	54,159	(87.8%)
Amortization of intangible assets	8,214	—	—	20,285	—	—
Gain on sale of property	—	—	—	(12,692)	—	—
Restructuring, net	153	66	131.8%	271	1,967	86.2%
Total operating expenses	37,510	14,664	(155.8%)	109,565	56,126	(95.2%)
Operating loss	(153)	(7,372)	97.9%	(8,306)	(19,761)	58.0%
Other expenses, net	(7,063)	(1,984)	(256.0%)	(26,982)	(4,648)	(480.5%)
Loss before taxes	(7,216)	(9,356)	22.9%	(35,288)	(24,409)	(44.6%)
Income tax expense (benefit)	517	105	(392.4%)	(71,202)	2,696	2741.0%
Gains on investments in affiliates, net of tax	(200)	(150)	33.3%	(801)	(1,278)	(37.3%)
Net income (loss)	(7,533)	(9,311)	19.1%	36,715	(25,827)	242.2%

Less: Preferred dividends on redeemable preferred stock	(536)	—	—	(1,335)	—	—
Net income (loss) attributable to common stockholders	$(8,069)	$(9,311)	13.3%	$35,380	$(25,827)	237.0%

Weighted average common shares used in:
Basic earnings per share	$(0.13)	$(0.17)		$0.60	$(0.47)
Diluted earnings per share	$(0.13)	$(0.17)		$0.53	$(0.47)

Basic net earning (loss) per share attributable to common stockholders:	60,513	55,258		59,179	55,134
Diluted net earning (loss) per share attributable to common stockholders:	60,513	55,258		81,899	55,134

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Information by Operating Segment
(in thousands)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net revenue:

Americas	$14,656	$19,084	$56,320	$92,324
Asia	35,042	39,258	146,664	158,048
Europe	20,178	34,722	119,403	159,085
Direct marketing	126,339	—	299,358	—
e-Business	6,021	6,713	23,513	27,163
Total net revenue	$202,236	$99,777	$645,258	$436,620

Operating income (loss):

Americas	$(3,024)	$(2,403)	$(9,542)	$(10,342)
Asia	4,610	699	26,405	5,620
Europe	(1,985)	(4,123)	(10,074)	(9,008)
Direct marketing	4,775	—	10,740	—
e-Business	(1,739)	(443)	(6,176)	(1,185)
Total segment operating income (loss)	2,637	(6,270)	11,353	(14,915)
Corporate-level activity	(2,790)	(1,102)	(19,659)	(4,846)
Total operating loss	$(153)	$(7,372)	$(8,306)	$(19,761)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Selected Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

Net income (loss) to Adjusted EBITDA1

	Three Months Ended July 31,		Twelve Months Ended July 31,

	2018	2017	2018	2017

Net income (loss)	$(7,533)	$(9,311)	$36,715	$(25,827)

Interest income	(249)	(123)	(679)	(399)
Interest expense	10,522	2,068	29,884	8,247
Income tax expense	517	105	(71,202)	2,696
Depreciation	5,403	2,239	16,791	8,206
Amortization of intangible assets	8,214	—	20,285	—
EBITDA	16,874	(5,022)	31,794	(7,077)

SEC inquiry and financial restatement costs	—	—	—	12
Strategic consulting and other related professional fees	31	65	2,937	92
Executive severance and employee retention	—	450	202	750
Restructuring	153	66	271	1,967
Non-cash charge related to a fair value step-up to work-in-process inventory	240	—	7,211	—
Share-based compensation	1,144	155	10,801	681
Gain on sale of long-lived asset	765	—	(12,070)	—
Impairment of long-lived assets	—	261	(91)	261
Unrealized foreign exchange (gains) losses, net	(1,966)	(562)	(2,408)	670
Other non-cash (gains) losses, net	(1,568)	(394)	(1,839)	(3,001)
(Gains) on investments in affiliates and impairments	(200)	(150)	(801)	(1,278)
Income from discontinued operations	—	—	—	—
Adjusted EBITDA	$15,473	$(5,131)	$36,007	$(6,923)

1 The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and restatement costs, strategic consulting and other professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, gain on sale of long-lived asset, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, and (gains) losses on investments in affiliates and impairments.